EXHIBIT 9

Canada Life of New York Letterhead

April 29, 2003

Board of Directors

Canada Life Insurance Company of New York

Canada Life of New York Variable Annuity Account 1

410 Saw Mill River Road

Ardsley, New York 10502

Ladies and Gentlemen:

I hereby consent to the use of my name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 17 under the Securities Act of 1933 and Post-Effective Amendment No. 20 under the Investment Company Act of 1940 to the Registration Statement on Form N-4 (File No. 33-32199) filed by Canada Life Insurance Company of New York and Canada Life of New York Variable Annuity Account 1 with the Securities and Exchange Commission. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/    CRAIG R. EDWARDS

Craig R. Edwards

Chief Legal Counsel